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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-59334, 333-49262, 333-92129, 333-69923 and 33-12445 of ACTV, Inc.
on Form S-3 and Registration Statement Nos. 333-58486, 333-54038, 333-91603, 333-06623 and 33-63181 of ACTV, Inc on Form S-8 of our report dated April 1, 2002 (September 23, 2002 as to the effects of the restatement as discussed in Note 21) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Statement of Financial Accounting Standards No. 133 discussed in Note 2 and the restatement discussed in Note 21), appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of ACTV, Inc. for the year ended December 31, 2001.


DELOITTE & TOUCHE LLP
New York, New York
November 14, 2002